UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Blueprint Medicines Corporation

(Name of Subject Company)

Blueprint Medicines Corporation

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

09627Y109

(CUSIP Number of Class of Securities)

Kathryn Haviland

President and Chief Executive Officer

Blueprint Medicines Corporation

45 Sidney Street

Cambridge, Massachusetts 02139

(617) 374-7580

With copies to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

James Ding, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Blueprint Medicines Corporation on June 2, 2025 (including all exhibits attached thereto) is incorporated herein by reference.